          As filed with the Securities and Exchange Commission on March 9, 20001
                                                       Registration No. 333-
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          ---------------------------

                                 FORM S-8/S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Including Registration of shares for resale by means of a Form S-3 Prospectus)

                          ---------------------------

                                LOUDCLOUD, INC.
            (Exact name of Registrant as specified in its charter)

                          ---------------------------

            Delaware                                            94-3340178
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)

                            599 N. Mathilda Avenue
                             Sunnyvale, CA 94085
                                (408) 744-7300
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          ---------------------------

                                1999 Stock Plan
                                2000 Stock Plan
                           2000 Incentive Stock Plan
                       2000 Employee Stock Purchase Plan
                           (Full title of the plans)

                          ---------------------------

                             Benjamin A. Horowitz
                     President and Chief Executive Officer
                                LOUDCLOUD, INC.
                            599 N. Mathilda Avenue
                             Sunnyvale, CA  94085
                                (408) 744-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ---------------------------

                                  Copies to:
                           Donna M. Petkanics, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

  Title of Each Class of Securities        Amount to be         Proposed Maximum            Proposed Maximum            Amount of
        to be Registered                   Registered       Offering Price Per Share     Aggregate Offering Price   Registration Fee
====================================================================================================================================
Common Stock $0.001 per share
 par value:  To be issued
 under the 1999 Stock Plan.........          500,000 shares          $18.00 (1)           $  9,000,000.00 (1)        $ 2,250.00
------------------------------------------------------------------------------------------------------------------------------------

Common Stock,  $0.001 per share
 par value:  To be issued
 under the 2000 Stock Plan.........        5,470,026 shares          $ 8.06 (1)           $ 44,080,101.72 (1)        $11,020.03
------------------------------------------------------------------------------------------------------------------------------------

Common Stock:  $0.001 per share
 par value:  Issued under
 the 2000 Stock Plan...............          622,684 shares          $ 6.00 (2)           $  3,736,104.00 (2)        $   934.03
------------------------------------------------------------------------------------------------------------------------------------

Common Stock:  $0.001 per share
 par value:  Available for
 issuance under the 2000
 Incentive Stock Plan..............       14,691,662 shares          $ 6.00 (2)           $ 88,149,973.41 (2)        $22,037.50
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.001 per share
 par value:  Available for
 issuance under the 2000 Employee
 Stock Purchase Plan.....                  1,500,000 shares          $ 5.10 (3)           $  7,650,000.00 (3)        $ 1,912.50
------------------------------------------------------------------------------------------------------------------------------------

Total:                                    22,784,372 shares                               $152,616,179.13            $38,154.06
====================================================================================================================================

(1) The registration fee for the shares of Common Stock to be issued pursuant to outstanding options under each employee stock option plan, was calculated in accordance with Rule 457(h) of the Securities Act based upon the weighted average price per share at which the options may be exercised.
(2) Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee based upon the price to public set forth on the cover page of our prospectus dated March 8, 2001 in connection with our initial public offering, $6.00 per share.
(3) Estimated in accordance with Rule 457(a) solely for the purpose of calculating the registration fee based upon 85% (see explanation in following sentence) of the price to public set forth on the cover page of our prospectus dated March 8, 2001 in connection with our initial public offering, $6.00 per share. Pursuant to the Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of common stock shall mean an amount equal to 85% of the lower of the fair market value of a share of common stock at the beginning of an offering period or after a purchase period ends.

                               EXPLANATORY NOTE

     This registration statement relates to (i) 22,161,688 shares of common stock to be issued in the future upon the exercise of options or the purchase of stock under our employee benefit plans and (ii) the resale of 622,684 shares of common stock previously issued under our employee benefit plans.

                                  PROSPECTUS

                                622,684 Shares

                                LOUDCLOUD, INC.

                                 Common Stock

                              ------------------

     This prospectus relates to 622,684 shares of the common stock of Loudcloud, Inc., which may be offered from time to time by selling stockholders identified on page 19 of this prospectus. It is anticipated that the selling stockholders will offer shares for sale at prevailing prices in the Nasdaq National Market on the date of sale. We will receive no part of the proceeds from sales of the shares. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. The shares were acquired by the selling stockholders under our employee benefit plans.

                              ------------------

     Our common stock is listed on the Nasdaq National Market under the symbol "LDCL." Our common stock was initially sold to the public at a price of $6.00 per share on March 8, 2001.

                              ------------------

     See "Risk Factors" beginning on page 6 to read about certain risks that you should consider before buying shares of our common stock.

                              ------------------

     These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              ------------------

                 The date of this prospectus is March 9, 2001.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Certain selling stockholders are offering to sell shares and seeking offers to buy shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                               TABLE OF CONTENTS

                                                                 Page
                                                                ------
Where You Can Find More Information.........................       3
Information Incorporated by Reference.......................       3
Our Company.................................................       4
Special Note Regarding Forward-Looking Statements...........       5
Risk Factors................................................       6
Use of Proceeds.............................................      19
Selling Stockholders........................................      19
Plan of Distribution........................................      21
Legal Matters...............................................      22
Experts.....................................................      22

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form S-8/S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. The prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

     We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents and information previously filed with the Securities and Exchange Commission by us are hereby incorporated by reference in this registration statement:

     (1) We have filed a registration statement on Form S-1 (Registration No. 333-46606) under the Securities Act of 1933, as amended, in the form declared effective on March 8, 2001 including the prospectus dated March 8, 2001 as filed by the us pursuant to Rule 424(b) on March 9, 2001.

     (2) The description of our common stock contained in our registration statement on Form 8-A filed February 22, 2001 pursuant to Section 12(g) of the Exchange Act.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. You may request a copy of these filings, at no cost, by writing or telephoning Scott Kupor, Director of Investor Relations, Loudcloud, Inc., at 599 N. Mathilda Avenue, Sunnyvale, CA 94085 and our telephone number is (408) 744-7300.

                                  OUR COMPANY

     We offer businesses a new class of Internet infrastructure services using our Opsware technology, which automates formerly manual tasks, such as configuring and managing a customer's operations infrastructure, thereby reducing the amount of manual intervention required. These services, which we call Smart Cloud services, include those required to deploy, maintain and grow Internet operations. This fully outsourced solution enables our customers to increase or reduce their Internet operations capacity as business needs dictate. Our Smart Cloud services enable our customers to benefit from reliable, high-quality Internet operations, which can grow to accommodate increasing business needs, without undertaking the difficulty and expense associated with building the required expertise in-house.

     We provide our Smart Cloud services through the Loudcloud Infrastructure Network, which allows us to consistently deploy operations capacity for our customers across multiple locations and to maintain that infrastructure through a centralized network operations center. The Loudcloud Infrastructure Network consists of our technology located in a number of interconnected third-party data centers and maintained by our Opsware technology. Among other things, the Loudcloud Infrastructure Network enables our customers to:

     . maintain a duplicate operations infrastructure in a separate location to protect against loss of service in the event of a localized disruption;

     . provide geographically dispersed end users with enhanced site performance by maintaining customers' operations in areas close to their end users;

     . quickly expand their Internet presence as business opportunities arise in new geographies; and

     . efficiently incorporate new functionality or technologies into their existing Internet operations as Internet technologies evolve.

     Central to the operation of our Loudcloud Infrastructure Network is our Opsware technology. We believe that our Opsware technology will enable us to deploy and service customers more quickly and efficiently and with a higher quality of service than customers could otherwise do.

     We were incorporated in Delaware in September 1999 under the name VCellar, Inc. We changed our name to Loudcloud, Inc. in November 1999. Our principal executive offices are located at 599 N. Mathilda Avenue, Sunnyvale, CA 94085 and our telephone number is (408) 744-7300.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to our, and in some cases our customers' or partners', future plans, objectives, expectations, intentions and financial performance, and the assumptions that underlie these statements. In some cases, you can identify forward-looking statements because they use terms such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of those terms or other comparable words. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Our Company" and "Risk Factors" and elsewhere in this prospectus.

     Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or changes in our expectations, except as required by law.
You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                 RISK FACTORS

     Any investment in our common stock, or a security convertible into our common stock, involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to invest in our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

                         Risks Related to Our Business

We have a limited operating history, and our business model is new and unproven, which makes it difficult to evaluate our future prospects.

     We were incorporated in September 1999 and deployed our first customer in February 2000. Accordingly, we have a limited operating history and limited financial data upon which you may evaluate our business and prospects. In addition, our business model to provide Internet infrastructure services is new and unproven and is likely to continue to evolve. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. Some of these risks relate to our potential inability to:

     . acquire and deploy a sufficient number of customers to achieve profitability;

     . successfully provide high levels of service quality to our existing customers as we expand the scale of our business;

     .  develop new service offerings that complement our existing offerings;

     . extend our Opsware technology to further automate and reduce the costs of many of the processes required to deploy and support our customers;

     . extend our Opsware technology to support a wide range of hardware and software to meet the needs of a large range of customers;

     . forecast the amount of leased third-party data center space and infrastructure that we will require in order to accommodate customer growth;

     . acquire or license third-party technologies and services that we require to deliver our services; and

     .  increase our brand awareness.

     We may not successfully address these risks. If we do not successfully address these risks, we may not realize sufficient revenues or net income to reach or sustain profitability.

We have a history of losses and expect to continue to incur significant operating losses and negative cash flow, and we may never be profitable.

     We have spent significant funds to develop our current services, lease third-party data center space, procure hardware, software and networking products and develop our operations, research and development and sales and marketing organizations. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. As of October 31, 2000, we had an accumulated deficit of $180.1 million, which includes approximately $123.7 million related to non-cash deferred stock compensation and a non-cash deemed dividend on Series C preferred stock.

     We expect to increase our operating expenses in the future. To achieve operating profitability, we will need to increase our customer base and revenue and decrease our costs per customer. We may not be able to increase our revenue or increase our operating efficiencies in this manner. If our revenue grows more slowly than we anticipate, if we do not increase utilization of our leased third-party data center space and technology infrastructure or if our operating or capital expenses increase more than we expect, our operating results will suffer. Moreover, because we expect to continue to increase our investment in our business faster than we anticipate growth in our revenue, we will continue to incur significant operating losses and negative cash flow for the foreseeable future. Consequently, it is possible that we will not achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our financial results may fluctuate significantly, which could cause our stock price to decline.

     Our revenue and operating results could vary significantly from quarter to quarter. These fluctuations could cause our stock price to fluctuate significantly or decline. Important factors that could cause our quarterly results to fluctuate materially include:

     .  the timing of obtaining new customers;

     .  the timing of deploying services for new customers;

     .  the timing and magnitude of operating expenses and capital expenditures;

     . costs related to the various third-party technologies we incorporate into our services;

     . utilization of our leased third-party data center space and technology infrastructure;

     .  changes in our pricing policies or those of our competitors; and

     . the amount of credits that we may be required to issue to our customers if we fail to deliver our services pursuant to our scheduled uptime and performance guarantees.

     Our current and future levels of operating expenses and capital expenditures are based largely on our growth plans and estimates of future revenue. These expenditure levels are, to a large extent, fixed in the short term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue relative to planned expenditures could negatively impact our business and results of operations. In addition, if our customer base expands rapidly or unpredictably, we may not be able to efficiently utilize our leased third- party data center space and infrastructure or we may not have sufficient capacity to satisfy our customers' requirements, which could harm our operating results. Moreover, because many of our expenses are components of our cost of revenues, our gross margins are likely to be negative for the foreseeable future.

     Due to these and other factors, quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for any one quarter as an indication of our future performance. In future quarters, our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock would likely decline.

We have grown very rapidly, and our ability to achieve profitability will suffer if we fail to manage our growth.

     We have rapidly expanded our business since we were founded in September 1999. We have increased our number of employees from 71 at January 31, 2000, to 147 at April 30, 2000, and to 586 at January 31, 2001. This growth has placed, and will continue to place, a significant strain on our employees, management systems and other resources. We expect our business to continue to grow in terms of headcount, geographic scope, number of customers and number of services we offer. There will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our service offerings, expand our geographic scope and expand our target markets. The strains imposed by these demands are magnified by our limited operating history. We may not be able to successfully manage our growth. In order to manage our growth successfully, we must:

     . improve and add to our management, financial and information systems and controls and other elements of our business process infrastructure;

     .  maintain a high level of customer service and support; and

     . expand, retain, train, manage and integrate our employee base effectively.

     Any failure by us to effectively manage our growth could disrupt our operations or delay execution of our business plan and consequently harm our business.

If we are unable to diversify our customer base, a significant portion of our net revenue will continue to be derived from Internet-based businesses, which could weaken our financial position.

     Our customers include established enterprises, application service providers and Internet-based businesses. During the quarter ended October 31, 2000, we derived approximately 19% of our net revenue from customers that are Internet-based businesses. No single Internet-based business accounted for more than 10% of our net revenue during that period. Although we are planning to diversify our customer base, we may not succeed. In general, Internet-based businesses have exhibited less financial stability and may represent greater credit risks than established enterprises and application service providers. To the extent we continue to rely significantly on Internet-based customers, we will be subject to an increased risk that these customers encounter financial difficulties and fail to pay for our services or delay payment substantially, which would adversely affect our net revenue and other financial results.

Sales efforts involving large enterprises and traditional businesses may lengthen our sales and deployment cycles, which may cause our financial results to suffer.

     Sales to large enterprises and traditional businesses generally have a longer sales cycle than sales to Internet-based businesses. As a result, as we continue to expend greater sales resources on these accounts, our average sales cycle may increase, which could make it more difficult for us to forecast revenue and plan expenditures. In addition, it may take longer to deploy our services with these accounts, which would delay our ability to recognize revenue from sales to these accounts. Any such delay could postpone our ability to become profitable.

If customers require that we customize our services beyond what we currently provide or that we perform systems integration work for them, our operating results will suffer.

     We generally do not customize the delivery of our services beyond the technology platforms that we currently support, and we do not provide general systems integration work for our customers. Some businesses may prefer more customized applications and services than our business model contemplates. If we do not offer the desired customization, there may be less demand for our services. Conversely, providing customization of our services would increase our costs and could reduce our flexibility to provide broad-based services to a wide range of customers. Accordingly, increased demand for customization of our services could reduce our revenue and increase our operating costs. If our customers require service for technology platforms other than those we currently support, we may not be able to provide service to those customers. If we do choose to support additional platforms, the added complexity of our systems may increase our costs, decrease the reliability of our services and limit our ability to scale. This may harm our ability to attract and retain customers. Among the significant platforms we do not currently support are the versions of the Unix operating systems offered by Hewlett-Packard and IBM.

We are highly dependent upon our Opsware automation technology, and any failure of this technology would harm our business.

     We are using and continuing to develop our Opsware technology to automate formerly manual tasks in the deployment and maintenance of our customers' Internet infrastructure. We rely on our Opsware technology to help ensure the quality and reliability of our services and to help increase the efficiency with which we deliver our services. Our business model assumes that our Opsware technology will continue to bring greater efficiencies to our operations. The deployment cycle for our services is complex, and we may not be able to successfully utilize our Opsware technology to streamline this process, which could increase our costs and harm our operating results. Moreover, if our Opsware technology fails to work properly or if we are unable to continue to expand the scope of its capabilities, the quality and reliability of our services may decline, and we may be unable to grow our revenue at the rate required to sustain our business. In addition, if we are unable to continue to increase the functionality of our Opsware technology, we would not achieve anticipated efficiencies and we would need to hire additional personnel to support our customers, which would cause our cost of revenue to increase and our margins to decline.

Our services depend upon the continued availability of leased data center space from third parties.

     We lease and intend to continue to lease data center space from third parties. If we are unable to acquire new or retain existing third-party data center space, our growth could be slowed and our business could be harmed. In the event that we cannot obtain adequate data center space from third parties, we could also be required to build our own data center facilities, which would require significant capital expenditures, could delay the expansion of our operations and could change the nature of our business model. In addition, because we are required in most circumstances to enter into contracts for data center space in advance of customer commitments, if we are unable to grow our customer base at the rate that we anticipate in the geographic areas in which we have contracted for space, our operating results will suffer. Recently, some of our existing data center providers have begun marketing new services beyond their core co-location or web site hosting offerings. To the extent that these providers expand the scope of these new services to address some of the functionality we currently provide, this may limit our ability to renew existing agreements and enter into new agreements for data center space with existing or new data center providers.

We operate in a new, highly competitive market, and our inability to compete successfully against new entrants and established companies would limit our ability to increase our market share and would harm our financial results.

     Our market is rapidly evolving and highly competitive. It will likely be characterized by an increasing number of market entrants, as there are few barriers to entry, and by industry consolidation.

     Our primary current and prospective competitors include:

     .  providers of co-location or web site hosting and related services;

     . technology vendors that have recently announced their intentions to offer some of the services that we offer currently to a portion of our targeted customer base; and

     .  providers of Internet systems integration or professional services.

     We expect that we will face competition from both existing competitors and new market entrants in the future. Because we offer businesses the ability to outsource their operations, we also compete against a company's internal operations department, which may prefer to manage their own operations. This may be particularly the case with larger enterprises, which represent one of our key target markets.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and more established relationships in the industry than we have. As a result, many of our competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. Because of these competitive factors and due to our comparatively small size and limited financial resources, we may be unable to compete successfully.

     Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, any of which may increase our competitors' ability to address customer needs with their product and service offerings. In addition, we believe that there will be continued consolidation within the markets in which we compete. Our competitors may consolidate with one another, or acquire other technology providers, enabling them to more effectively compete with us. This consolidation could affect prices and other competitive factors in ways that would impede our ability to compete successfully and harm our business. Some of the data centers providers with whom we have relationships have begun marketing services beyond their core co-location or web site hosting offerings. To the extent that these providers expand the scope of these new services to address some of the functionality we currently provide, some of these companies may be unwilling to provide services to us or to enter into relationships with us.

Poor performance in or disruptions of the services we deliver to our customers could harm our reputation, delay market acceptance of our services and subject us to liabilities.

     We provide our customers scheduled uptime and performance guarantees regarding the quality of our services. Our scheduled uptime guarantee assures each customer that, except during scheduled maintenance windows or during service outages or degradations caused by the customer, outages to its Internet operations will be repaired within specified time limits. Our performance guarantees assure our customers that if the responsiveness of a customer's Internet operations falls below mutually agreeable levels, we will restore the site to the appropriate levels within specified time limits. If we fail to meet these guarantees, we may be required to credit a percentage of the fees a customer has paid for our services, generally up to a maximum of 100% of all service fees accrued in the month of the outage. In addition, from time to time we issue discretionary credits to address service and performance issues, even though we have no contractual obligation to do so. These discretionary credits are issued prior to recognizing revenue for the related services.

Our operations depend upon our ability and the ability of our third-party data center and network services providers to maintain and protect the computer systems on which we provide our services.

     Although our data center and network providers maintain back-up systems, a natural disaster, human error, physical or electronic security breaches, power loss, sabotage or similar disruption at any of their sites could impair our ability to provide our services to our customers until the site is repaired or back-up systems become operable. Some of our data center providers, as well as our corporate headquarters, are located in Northern California near known earthquake fault zones. Further, California is currently experiencing power outages due to a shortage in the supply of power within the state. Although we maintain a comprehensive disaster recovery plan, if the power outages increase in severity, they could disrupt our operations at our data center providers located in California and at our corporate headquarters. Our systems and the data centers we use are also vulnerable to damage from fire, flood, power loss, telecommunications failures and similar events.

     In addition, because many of our customers depend upon their Internet operations to help run their businesses, they could be seriously harmed if the services we provide to them work improperly or fail, even if only temporarily. Our inability to maintain the quality of our services at guaranteed levels could cause our reputation to suffer, hinder our ability to obtain and retain new customers, force us to divert research and development and management resources, cause a loss of revenue or subject us to liabilities, any one of which could adversely affect our results and harm our business.

Our business will suffer if we do not enhance or introduce new services and upgrades to meet changing customer requirements.

     The market for Internet infrastructure services is characterized by rapid technological change, frequent new hardware, software and networking product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Any delays in responding to these changes and developing and releasing enhanced or new services could hinder our ability to retain existing and obtain new customers. In particular, our technology is designed to support a variety of hardware, software and networking products that we believe to be proven and among the most widely used. We cannot assure you, however, that present and future customers will continue to use these products. Even if they do, new versions of these products are likely to be released and we will need to adapt our technology to these new versions. We must, therefore, constantly modify and enhance our technology to keep pace with changes made to our customers' hardware and software configurations and network infrastructures. If we fail to promptly modify or enhance our technology in response to evolving customer needs and demands, our technology could become obsolete, which would significantly harm our business. In addition, frequent changes in the hardware, software and networking components of the systems and services we provide could adversely affect our ability to automate the deployment process, a key element of our business strategy.

     If we do not develop, license or acquire new services, or deliver enhancements to existing products on a timely and cost-effective basis, we may be unable to meet the growing demands of our existing and potential customers. In addition, as we introduce new services or technologies into existing customer architectures, we may experience performance problems associated with incompatibility among different versions of hardware, software and networking products. To the extent that such problems occur, we may face adverse publicity, loss of sales, delay in market acceptance of our services or customer claims against us, any of which could harm our business.

We rely on third-party hardware, software and networking products to deliver our services to our customers, and the loss of access to these products could harm our business.

     As part of our normal operations, we purchase, license or lease software, hardware and networking products from third party commercial vendors. We obtain most of our components from third parties on a purchase order basis. These products may not continue to be available on commercially reasonable terms, or at all. The loss of these products could result in delays in the sale of our services until equivalent technology, if available, is identified, procured and integrated, and these delays could result in lost revenues. Some of the key components of our services are available only from sole or limited sources. For example, only hardware manufactured by Sun Microsystems is compatible with the Solaris operating system, which is a key component of our infrastructure. Further, to the extent that the vendors from whom we purchase these products increase their prices, our gross margins could be negatively impacted.

Security risks and concerns may decrease the demand for our services, and security breaches may disrupt our services or make them inaccessible to our customers.

     Our services involve the storage and transmission of business-critical, proprietary information. If the security measures we or our third party data centers have implemented are breached, our customers could lose this information and we could be exposed to litigation and possible liability. Anyone who circumvents these security measures could misappropriate business- critical proprietary information or cause interruptions in our services or operations.
In addition, computer "hackers" could introduce computer viruses into our systems or those of our customers, which could disrupt our services or make them inaccessible to customers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures and those that our third-party data centers provide may be inadequate to prevent security breaches, and our business and reputation will suffer if these breaches occur.

If we are unable to retain our executive officers and key personnel, we may not be able to successfully manage our business or achieve our objectives.

     Our business and operations are substantially dependent on the performance of our key employees, all of whom are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, in particular, Marc Andreessen, our Chairman, Benjamin Horowitz, our President and Chief Executive Officer and Timothy Howes, our President of Product Operations and Chief Technical Officer, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.

Our business will suffer if we are unable to hire, train and retain highly qualified employees.

     Our future success depends on our ability to identify, hire, train, integrate and retain highly qualified technical, sales and marketing, managerial and administrative personnel. As our customer base and revenue continue to grow, we will need to hire a significant number of qualified personnel. In particular, we need to hire a sufficient number of technical operations personnel in order to deploy customers on a timely basis. Competition for qualified personnel, especially those with Internet experience, is intense, and we may not be able to attract, train, integrate or retain a sufficient number of qualified personnel in the future. As we grow, it will become more difficult to identify qualified personnel to fill technical positions, which will cause us to rely increasingly on our internal training programs. Accordingly, we expect to invest heavily in our training infrastructure, and any failure to successfully expand our training infrastructure could harm our ability to compete. Our failure to attract, train, integrate and retain qualified personnel could seriously disrupt our operations and increase our costs by forcing us to use more expensive outside consultants and reduce the rate at which we can increase revenue.

     Important components of the compensation of our personnel are stock options and restricted stock, which vest typically over a four-year period. We face a significant challenge in retaining our employees if the value of these stock options and restricted stock is either not substantial enough or so substantial that the employees leave after their stock options or restricted stock have vested. To retain our employees, we expect to continue to grant new options subject to vesting schedules. If our stock price does not increase significantly above the prices of our options, we may also need to issue new options or grant additional shares of stock in the future to motivate and retain our employees.

We may not be able to obtain the additional financing necessary to grow our business.

     In order to grow our business and expand our geographic scope, we may require additional financing. We plan to finance this growth primarily with the proceeds of our initial public offering, current and future vendor financing, equipment lease lines and bank lines of credit, as well as other debt or equity financings. We cannot be sure that we will be able to secure additional financing on acceptable terms, or at all. Additionally, holders of any future debt instruments or preferred stock may have rights senior to those of the holders of our common stock, and any future issuance of common stock would result in dilution of existing stockholders' equity interests. If we are unable to obtain additional financing on acceptable terms or at all, our revenue growth may be adversely affected.

If we do not continue to expand our direct and indirect sales organizations, we will have difficulty acquiring and retaining customers.

     Our services require a sophisticated sales effort targeted at a limited number of key people within our prospective customers' organizations. Because the market for our services is new, many prospective customers are unfamiliar with the services we offer. As a result, our sales effort requires highly trained sales personnel. We need to continue to expand our marketing and sales organization in order to increase market awareness of our services to a greater number of organizations and, in turn, to generate increased revenue. We are in the process of developing our direct sales force, and we require additional qualified sales personnel. Competition for these individuals is intense, and we may not be able to hire the type and number of sales personnel we need. Moreover, even after we hire these individuals, they require extensive training in our infrastructure services. In addition, we must continue to develop our indirect sales and marketing channels. If we are unable to continue to expand our direct and indirect sales operations and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our services, which may prevent us from growing our revenue and achieving and maintaining profitability.

The rates we charge for our services may decline over time, which would reduce our revenue and adversely affect our profitability.

     As our business model gains acceptance and attracts the attention of competitors, we may experience pressure to decrease the fees for our services, which could adversely affect our revenue and our gross margin. This pricing pressure may be exacerbated by decreases in the cost of the third-party hardware underlying our services, which may also make it more attractive for potential customers to deploy an in-house solution. If we are unable to sell our services at acceptable prices, or if we fail to offer additional services with sufficient profit margins, our revenue growth will slow, our margins may not improve and our business and financial results will suffer.

Due to our limited operating history, we have no ability to predict whether our customers will renew our services.

     We provide our services through customer service agreements with our customers. Many of our initial customer service agreements had one-year terms. Since we have only recently begun to provide these services, none of our customer service agreements has expired. Therefore, we have no historical information with which to forecast future demand for our services from our existing customer base after existing contracts expire. Whether or not customers renew our services will depend, in large part, on their level of customer satisfaction. Accordingly, we must invest sufficient resources in our customer satisfaction programs and instill a high level of customer service in all of our employees. If our customers elect not to renew our services, our business and financial results may suffer.

Because our success depends on our proprietary technology, if third parties infringe our intellectual property, we may be forced to expend significant resources enforcing our rights or suffer competitive injury.

     Our success depends in large part on our intellectual property, including our proprietary technology. We currently rely on a combination of copyright, trademark, trade secret and other laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection, and our means of protecting our proprietary rights may not be adequate.

     Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property, our competitive position may suffer.

     We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we are able to ascertain any such infringement. In addition, competitors may design around our proprietary technology or develop competing technologies. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources, including the attention of senior management.

Defending against intellectual property infringement and other claims could be time consuming and expensive and, if we are not successful, could subject us to significant damages and disrupt our business.

     Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the disputed technology, our business and operating results would be significantly harmed. Intellectual property litigation has become prevalent in the Internet and software fields. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

     .  pay costly damages;

     . stop selling services that incorporate the challenged intellectual property;

     . obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; and

     .  redesign our services or our network, if feasible.

     If we are forced to take any of the foregoing actions, our business may be seriously harmed. In addition, any of these could have the effect of increasing our costs and reducing our revenue. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

We face risks associated with international operations that could harm our business.

     We are committing significant resources to our international operations and sales and marketing activities. For example, we have just recently commenced operations in the United Kingdom. In addition, we plan to expand our presence more broadly in Europe and the Asia-Pacific region and may also expand into Latin America. We have limited experience conducting business outside of the United States, and we may not be aware of all the factors that may affect our business in foreign jurisdictions. We will be subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycles and require significant management attention. These risks include:

     . increased costs and expenses related to the leasing of foreign, third-party data center space;

     .  difficulty in staffing and managing foreign operations;

     . the added complexity and expense of adapting our Opsware technology to systems and equipment designed to operate outside the United States;

     .  protectionist laws and business practices that favor local competition;

     .  general economic and political conditions in international markets;

     . potentially adverse tax consequences, including complications and restrictions on the repatriation of earnings;

     . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     .  currency exchange rate fluctuations; and

     . unusual or burdensome regulatory requirements or unexpected changes to those requirements.

     If one or more of these risks were to materialize, our financial results could suffer.

We expect to engage in future acquisitions or investments, which may harm our operating results.

     Although we have no current agreements relating to acquisitions or investments in other companies, we expect in the future to make acquisitions or investments designed to increase our customer base, broaden our offerings and expand our technology platform. We have not made acquisitions or investments in the past, and therefore our ability to conduct acquisitions and investments is unproven. If we fail to evaluate and to execute acquisitions or investments successfully, they may seriously harm our business. To complete an acquisition successfully, we must:

     .  properly evaluate the technology;

     . accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses;

     .  integrate and retain personnel;

     .  combine potentially different corporate cultures; and

     . effectively integrate services and products as well as technology, sales, marketing and support operations.

     If we fail to do any of these, we may suffer losses or our management may be distracted from our day-to-day operations. In addition, if we conduct acquisitions using convertible debt or equity securities, existing stockholders may be diluted.

                         Risks Related to our Industry

The Internet infrastructure services market is new, and our business will suffer if the market does not develop as we expect.

     The Internet infrastructure services market is new and may not grow or be sustainable. Potential customers may choose not to purchase operations services from a third-party provider due to concerns about security, reliability, cost or system availability. It is possible that our services may never achieve market acceptance. We have a limited number of customers and have deployed our services a limited number of times. In addition, we have not yet provided our services on the scale that is anticipated in the future. We incur operating expenses based largely on anticipated revenue trends that are difficult to predict given the recent emergence of the Internet infrastructure services market. If this market does not develop, or develops more slowly that we expect, we may not achieve significant market acceptance for our services and the rate of our revenue growth may decline.

Our success depends on the continued growth in the usage of the Internet.

     Rapid growth in the use of and interest in the Internet has occurred only recently. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers and businesses may not adopt or continue to use the Internet and other online services as a medium of commerce. Factors that may affect Internet usage include:

     .  actual or perceived lack of security of information;

     .  congestion of Internet traffic or other usage delays; and

     .  reluctance to adopt new business methods.

     If Internet usage does not continue to increase, demand for our services may be limited and our business and results of operations could be harmed.

Governmental regulation and the application of existing laws to the Internet may slow the Internet's growth, increase our costs of doing business and create potential liability for the dissemination of information over the Internet.

     Laws and regulations governing Internet services, related communications services and information technologies and electronic commerce are beginning to emerge but remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications, and taxation, apply to the Internet and to related services such as ours. Uncertainty and new laws and regulations, as well as the application of existing laws to the Internet, in our markets could limit our ability to operate in these markets, expose us to compliance costs and substantial liability and result in costly and time consuming litigation. The international nature of the Internet and the possibility that we may be subject to conflicting laws of, or the exercise of jurisdiction by, different countries may make it difficult or impossible to comply with all the laws that may govern our activities. Furthermore, the laws and regulations relating to the liability of online service providers for information carried on or disseminated through their networks is currently unsettled.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet overseas and the growth of our business.

     Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Europe, the Asia-Pacific region and Latin America is not as well developed as in the United States and is partly owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in Europe, the Asia-Pacific region and Latin America will have a significant impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

     In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of Internet-related networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in Europe, the Asia-Pacific region and Latin America.

                       Risks Related to our Common Stock

Our stock price may be particularly volatile and could decline substantially.

     Before our initial public offering, which became effective on March 8, 2001, there was no public market for our common stock, and an active public market for our common stock may not be sustained in the future. The market price of our common stock could be subject to significant fluctuations and may decline below the purchase price or exercise price you paid for your shares.
The market for technology stocks, particularly following an initial public offering, has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies.
In addition, as an early stage company, small delays in customer bookings, installations or revenue could result in material variations in our quarterly results and quarter-to-quarter growth in the foreseeable future. This could result in greater volatility in our stock price. These fluctuations could also lead to costly class action litigation that could significantly harm our business and operating results.

     Among the factors that could affect our stock price are:

     .  variations in our quarter-to-quarter operating results;

     . announcements by us or our competitors of significant contracts, new or enhanced products or services, acquisitions, distribution partnerships, joint ventures or capital commitments;

     . changes in financial estimates or investment recommendations by securities analysts following our business;

     .  our sale of common stock or other securities in the future;

     . changes in economic and capital market conditions for companies in our sector;

     .  changes in market valuations or earnings of our competitors;

     .  changes in business or regulatory conditions; and

     .  the trading volume of our common stock.

Insiders continue to have substantial control over us, which could delay or prevent a change in control and may negatively affect your investment.

     Immediately following our initial public offering, our executive officers, directors and their affiliates beneficially owned, in the aggregate, approximately 46.6% of our outstanding common stock. These stockholders are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, the interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so would be beneficial to our stockholders. For example, a takeover bid otherwise favored by a majority of our stockholders might be rejected by our board of directors. These provisions include:

     . classifying our board of directors into three groups so that the directors in each group will serve staggered three-year terms, which would make it difficult for a potential acquirer to gain control of our board of directors;

     . authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

     .  prohibiting stockholder action by written consent; and

     . limitations on stockholders' ability to call special stockholder meetings.

Substantial sales of our common stock could depress our stock price.

     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Immediately following our initial public offering, we had 73,256,788 shares of common stock outstanding. The 25,000,000 shares of our common stock sold in our initial public offering became eligible for sale in the public market upon the completion of the offering, unless they were purchased by our affiliates. Our officers and directors and most non-employee stockholders are subject to agreements with the underwriters of our common stock for our initial public offering, or us, that restrict their ability to transfer their stock for 180 days from the date of first day of trading of our common stock following our initial public offering, or earlier at Goldman, Sachs & Co.'s and Morgan Stanley & Co. Incorporated's discretion. Employees, consultants and a limited number of non-employee stockholders are subject to a staged lock-up based upon the general 180-day restriction, but subject to release provisions after 90 days and 120 days depending on the market price of our common stock, or earlier at Goldman, Sachs & Co.'s and Morgan Stanley & Co. Incorporated's discretion. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     Loudcloud will not receive any of the proceeds from the sale of the shares of common stock pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                             SELLING STOCKHOLDERS

     The following table shows the names of the selling stockholders and the number of shares of common stock to be sold by them pursuant to this prospectus:

Selling Stockholders                              Beneficial Ownership                             Beneficial Ownership
                                                    of Common Stock                                  of Common Stock
                                                  Prior to Offering(1)      Number of Shares of     After Offering(1)
                                                ------------------------      of Common Stock      --------   ----------
Selling Stockholders                              Number       Percent(2)         Offered           Number     Percent(2)
---------------------------------------------   ----------    ----------    --------------------   --------   ----------
Roderick M. Sherwood III(3)..................     893,698(6)      1.2%            120,167(7)        773,531        1.1%
Patrick Chiang(4)............................       6,000          *                6,000                 0         *
Jonathan Chin(4).............................       3,750          *                3,750                 0         *
Jae Hoon Chung(4)............................       6,500          *                6,500                 0         *
Jennifer Dahmus(4)...........................      10,000          *               10,000                 0         *
Walther Davies(4)............................       5,000          *                5,000                 0         *
Mark Dixon(4)................................      10,000          *               10,000                 0         *
Howard M. Fischer(5).........................      22,450          *                4,350            18,100         *
Barbara Ann Fox(4)...........................      10,000          *               10,000                 0         *
Chang-Ann Andrew Fun(4)......................      20,000          *               20,000                 0         *
Gary Gatiss(4)...............................       7,500          *                7,500                 0         *
Mark Godschalk(4)............................      10,000          *               10,000                 0         *
Lisa Harlan(4)...............................       5,000          *                5,000                 0         *
Alfred Hong(4)...............................      17,500          *               17,500                 0         *
Paul Stewart Ingram(4).......................       4,167          *                4,167                 0         *
Charmaine Ferrari(4).........................       5,000          *                5,000                 0         *
Ronald Johnson(4)............................      15,000          *               15,000                 0         *
Venkat Kolli(4)..............................      15,000          *               15,000                 0         *
Douglas Lerit(4).............................       6,000          *                6,000                 0         *
David Linford(4).............................       2,500          *                2,500                 0         *
Mike Llerandi(4).............................      11,250          *               11,250                 0         *
Robert Marzullo(4)...........................      11,250          *               11,250                 0         *
Kevin McCann(4)..............................       7,500          *                7,500                 0         *
Martin Nieman(4).............................     225,000          *              225,000                 0         *
Rebecca Pfeifer Taylor(4)....................      10,000          *               10,000                 0         *
Mandar Raje(4)...............................      10,000          *               10,000                 0         *
Carl Rydbeck(4)..............................      10,000          *               10,000                 0         *
Jesse Schoch(4)..............................       7,500          *                7,500                 0         *
Mit Shah(4)..................................      10,000          *               10,000                 0         *
Lena Truong(4)...............................       1,000          *                1,000                 0         *

Ali Vatani(4)................................       7,500          *                7,500                 0         *
Vipul Vishwanath(4)..........................      22,500          *               22,500                 0         *
Ryan Wilsey(4)...............................       5,750          *                5,750                 0         *
Total                                           1,414,315                         622,684           791,631

* Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 9, 2001 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.
(2) Applicable percentage ownership is based on 73,256,788 shares of common stock outstanding immediately following our initial public offering of common stock.
(3) Roderick M. Sherwood III is our Executive Vice President and Chief Financial Officer.
(4)  Employee of Loudcloud (non-executive officer).
(5)  Mr. Fischer previously served as an outside consultant to us.
(6) Represents 689,050 shares held by Mr. Sherwood individually 71,251 shares held by the Roderick M. Sherwood III 2000 trust u/a dtd 10-21-2000, 61,549 shares held by Roderick M. Sherwood III & Gretchen W. Sherwood jointly, 71,250 shares held by the Gretchen W. Sherwood 2000 trust u/a dtd 10-20-2000 and 598 shares held by Gretchen W. Sherwood. Includes 832,149 shares subject to Loudcloud's right of repurchase as of March 9, 2001.
(7) Represents 60,084 shares held by the Roderick M. Sherwood III 2000 trust u/a dtd 10-21-2000 and 60,083 shares held by the Gretchen W. Sherwood 2000 trust u/a dtd 10-20-2000. Includes 120,167 shares subject to Loudcloud's right of repurchase as of March 9, 2001.

                             PLAN OF DISTRIBUTION

     The selling stockholders may sell all or a portion of the shares from time to time on the Nasdaq National Market for their own accounts at prices prevailing in the public market at the times of such sales. The selling stockholders may also make private sales directly or through one or more brokers. These brokers may act as agents or as principals. The selling stockholders will pay all sales commissions and similar expenses related to the sale of the shares. We will pay all expenses related to the registration of the shares.

     The selling stockholders and any broker executing selling orders on behalf of the selling stockholders may be considered "an underwriter" under the Securities Act. As a result, commissions received by a broker may be treated as underwriting commissions under the Securities Act. Any broker-dealer participating as an agent in that kind of transaction may receive commissions from the selling stockholders and from any purchaser of shares.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Loudcloud by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Registration Statement, individual attorneys and an investment partnership affiliated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of 221,219 shares of our common stock.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Registration Statement on Form S-1 (File No. 333-46606) of Loudcloud have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

                                LOUDCLOUD, INC.


                                622,684 Shares

                                      of

                                 Common Stock

________________________________________________________________________________
                                  Prospectus
________________________________________________________________________________


                                 March 9, 2001

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

     The following documents and information previously filed with the Securities and Exchange Commission by the Company are hereby incorporated by reference in this Registration Statement:

     1. The Company's Registration Statement on Form S-1 (Registration No. 333-46606) filed under the Securities Act, as amended, in the form declared effective on March 8, 2001, including the Prospectus dated March 8, 2001 as filed by the Company pursuant to Rule 424(b) on March 9, 2001.

     2. The description of the Company's common stock contained in its Registration Statement on Form 8-A, dated February 22, 2001, filed pursuant to
Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares of common stock offered hereby will be passed upon for Loudcloud by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this Registration Statement, individual attorneys and an investment partnership affiliated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of 221,219 shares of our common stock.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

     Article X of our Amended and Restated Certificate of Incorporation and
Article 6 of our Amended and Restated Bylaws provide for the indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

     We have also entered into agreements with our directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.  Exemption From Registration Claimed.

     The issuance of the shares being offered by the Form S-3 resale prospectus were deemed exempt from registration under the Securities Act in reliance upon
Section 4(2) of the Securities Act.

Item 8.  Exhibits.

  Exhibit
  Number                               Description
-----------   -----------------------------------------------------------------
    5.1       Opinion of counsel as to legality of securities being registered.
   10.3*      1999 Stock Plan.
   10.4*      2000 Stock Plan.
   10.5*      2000 Incentive Stock Plan.
   10.6*      2000 Employee Stock Purchase Plan.
   23.1       Consent of Ernst & Young LLP, Independent Auditors.
   23.2       Consent of Counsel (contained in Exhibit 5.1).
   24.1       Power of Attorney (see page II-4).

-----------
* Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-46606).

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 9th day of March, 2001.

                                    LOUDCLOUD, INC.

                                    By:  /s/ Benjamin A. Horowitz
                                         ------------------------
                                         Benjamin A. Horowitz
                                         President, Chief Executive Officer and
                                         Director

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin A. Horowitz and Charles J. Katz, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8/S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 9, 2001 in the capacities indicated:

               Signature                                          Title
----------------------------------------   -----------------------------------------------
/s/ Benjamin A. Horowitz                   President, Chief Executive Officer and Director
----------------------------------------      (Principal Executive Officer)
Benjamin A. Horowitz

/s/ Roderick M. Sherwood III               Chief Financial Officer
----------------------------------------      (Principal Financial and Accounting Officer)
Roderick M. Sherwood III

/s/ Marc L. Andreessen                     Chairman and Director
----------------------------------------
Marc L. Andreessen

/s/ William V. Campbell                    Director
----------------------------------------
William V. Campbell

/s/ Michael S. Ovitz                       Director
----------------------------------------
Michael S. Ovitz

/s/ Andrew S. Rachleff                     Director
----------------------------------------
Andrew S. Rachleff

                                LOUDCLOUD, INC.

                    REGISTRATION STATEMENT ON FORM S-8/S-3
                    --------------------------------------

                               INDEX TO EXHIBITS

   Exhibit
   Number                               Description
-------------  -----------------------------------------------------------------
     5.1       Opinion of counsel as to legality of securities being registered.
    10.1*      1999 Stock Plan.
    10.2*      2000 Stock Plan.
    10.3*      2000 Incentive Stock Plan.
    10.4*      2000 Employee Stock Purchase Plan.
    23.1       Consent of Ernst & Young LLP, Independent Auditors.
    23.2       Consent of Counsel (contained in Exhibit 5.1).
    24.1       Power of Attorney (see page II-4).

-------------
* Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-46606).